Exhibit 99.2

CERTIFICATION PURSUANT TO

31 C.F. R. SECTION 30.15

I, Billy C. Duvall, certify, based on my knowledge, that:

(i) The Compensation Committee of HopFed Bancorp, Inc. has discussed, reviewed, and evaluated with senior risk officers at least every six months since September 14, 2009, for the period ending with the last day of HopFed Bancorp, Inc.’s fiscal year containing that date (the applicable period), senior executive officer (SEO) compensation plans and the employee compensation plans and the risks these plans pose to HopFed Bancorp, Inc.;

(ii) The Compensation Committee of HopFed Bancorp, Inc. has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of HopFed Bancorp, Inc., and during that same applicable period has identified any features of the employee compensation plans that pose risks to HopFed Bancorp, Inc. and has limited those features to ensure that HopFed Bancorp, Inc. is not unnecessarily exposed to risks;

(iii) The Compensation Committee has reviewed, at least every six months since September 14, 2009 for the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of HopFed Bancorp, Inc. to enhance the compensation of an employee, and has limited those features;

(iv) The Compensation Committee of HopFed Bancorp, Inc. will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v) The Compensation Committee of HopFed Bancorp, Inc. will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in

a.	SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of HopFed Bancorp, Inc.;

b.	Employee compensation plans that unnecessarily expose HopFed Bancorp, Inc. to risks; and

c.	Employee compensation plans that could encourage the manipulation of reported earnings of HopFed Bancorp, Inc. to enhance the compensation of an employee;

(vi) HopFed Bancorp, Inc. has required that bonus payments, as defined in the regulations and guidance established under Section 111 of EESA (bonus payments), of SEOs and twenty next most highly compensation employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii) HopFed Bancorp, Inc. has prohibited any golden parachute payment, as defined in the regulations and guidance established under Section 111 of EESA, to a SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(viii) HopFed Bancorp, Inc. has limited bonus payments to its applicable employees in accordance with Section 111 of EESA and the regulations and guidance established thereunder during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(ix) The Board of Directors of HopFed Bancorp, Inc. has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under Section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP recipient and Treasury; this policy has been provided to Treasury and its primary regulatory agency; HopFed Bancorp, Inc. and its employees have complied with this policy during the applicable period and any expenses that, pursuant to this policy, required approval of the Board of Directors, a committee of the Board of Directors, an SEO, or an executive officer with a similar level of responsibility, were properly approved;

(x) HopFed Bancorp, Inc. will permit a non-binding shareholder resolution in compliance with any applicable federal securities rules and regulations in the disclosures provided under the federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date or the agreement between the TARP recipient and Treasury or June 15, 2009, and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xi) HopFed Bancorp, Inc. will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending the last day of the TARP recipient’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under Section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii) HopFed Bancorp, Inc. will disclose whether HopFed Bancorp, Inc., the Board of Directors of HopFed Bancorp, Inc., or the Compensation Committee of HopFed Bancorp, Inc. has engaged during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date, a compensation consultant; and the services of the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii) HopFed Bancorp, Inc. has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under Section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP recipient and Treasury or June 15, 2009 and ending with the last day of the TARP recipient’s fiscal year containing that date;

(xiv) HopFed Bancorp, Inc. has substantially complied with all other requirements related to employee compensation that are provided in the agreement between HopFed Bancorp, Inc. and Treasury, including any amendments;

(xv) HopFed Bancorp, Inc. has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and the most highly compensated employees identified; and

(xvi) I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both.

By:

/s/ Billy C. Duvall
Billy C. Duvall, Chief Financial Officer

Date: March 31, 2011

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